Exhibit 5.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax: 404-881-7777

www.alston.com

February 2, 2018

LHC Group, Inc.

901 Hugh Wallis Road South

Lafayette, LA 70508

Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to LHC Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (File No. 222209), as amended (the “Registration Statement”), filed by the Company on this date with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is filed for the purpose of registering under the Securities Act up to 12,810,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be issued to the holders of shares of common stock, par value $0.05 per share, of Almost Family, Inc., a Delaware corporation (“Almost Family”), pursuant to the Agreement and Plan of Merger, dated as of November 15, 2017 (the “Merger Agreement”) by and among the Company, Almost Family and Hammer Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Commission.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)	the Registration Statement in the form filed with the Commission on the date hereof;

(b)	the Merger Agreement;

(c)	an executed copy of a certificate of Joshua L. Proffitt, Executive Vice President, Chief Financial Officer and Treasurer of the Company, dated the date hereof (the “Company Officer’s Certificate”);

(d)	an executed copy of a certificate of Joshua L. Proffitt, Secretary and Treasurer of Merger Sub, dated the date hereof (the “Merger Sub Secretary’s Certificate”);

(e)	a copy of the Company’s Certificate of Incorporation as in effect as of the date hereof, certified by the Secretary of State of the State of Delaware and certified pursuant to the Company Officer’s Certificate;

(f)	a copy of Merger Sub’s Certificate of Incorporation as in effect as of the date hereof, certified by the Secretary of State of the State of Delaware and certified pursuant to the Merger Sub Secretary’s Certificate;

LHC Group, Inc.

February 2, 2018

(g)	a copy of the Company’s Amended Bylaws as in effect as of the date hereof, certified pursuant to the Company Officer’s Certificate;

(h)	a copy of Merger Sub’s Amended Bylaws as in effect as of the date hereof, certified pursuant to the Merger Sub Secretary’s Certificate;

(i)	a specimen certificate representing the Common Stock;

(j)	a copy of a certificate dated the date hereof from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware;

(k)	a copy of a certificate dated the date hereof from the Secretary of State of the State of Delaware with respect to Merger Sub’s existence and good standing in the State of Delaware;

(l)	a copy of resolutions of the Board of Directors of the Company, adopted on November 15, 2017, relating to the approval of the Merger Agreement and the transactions contemplated thereby, including the filing of the Registration Statement and the issuance of the Shares, on its own behalf and on behalf of Merger Sub, certified pursuant to the Company Officer’s Certificate; and

(m)	the form of Amended and Restated Certificate of Incorporation of the Company which will become, subject to approval by the Company’s stockholders, the Amended and Restated Certificate of Incorporation of the Company at or immediately prior to the effective time of the Merger.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other records of the Company and Merger Sub and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and Merger Sub and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons executing the relevant documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company and Merger Sub, had the power to enter into and perform all obligations thereunder and duly authorized, executed and delivered such documents, and we have assumed the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when the Registration Statement becomes effective under the Securities Act and the Merger is consummated and the Shares are issued in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

LHC Group, Inc.

February 2, 2018

The foregoing opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.

We consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the proxy statement/prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Alston & Bird LLP

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